2014 Senior Management Bonus Plan

The following bonus plan is established and effective as of January 1, 2014 for those executive managers and senior managers identified on Attachment 1.

The threshold for the named employees to earn a bonus based on 2014 performance of First Internet Bank of Indiana (the “Bank”) is:

(1)	The Bank having a CAMEL rating of 3 or better;

(2)	The Bank having operating income of at least $9.0 million (after accounting for any bonus under this plan); and

(3)	First Internet Bancorp declaring in 2014 and paying not later than January 31, 2015 dividends to its shareholders of at least $0.24 per share.

If the threshold is met in 2014 and if the Bank achieves a return on average assets ("ROAA") greater than 0.85%, then each employee named in Attachment 1 shall be entitled to receive a bonus equal to a percentage of his or her 2014 base salary in accordance with the following table:

ROAA	Executive Management Team Bonus as a % of 2014 Base Salary	Senior Management Team Bonus as a % of 2014 Base Salary

Less than 0.85	-0-	-0-
Equal to or greater than 0.85 but less than 1.00	10%	5%
Equal to or greater than 1.00 but less than 1.10	25%	12.5%
1.10 or greater	50%	25.0%

In addition to the bonus described above that will be payable based on the overall performance of the Bank, each member of the Senior Management Team shall be entitled to earn and may be paid, in the discretion of the President and CEO, another bonus based on conditions (1) and (3) above being met and on his or her performance and the performance of his or her department ("Discretionary Bonus"). This Discretionary Bonus may be awarded irrespective of any bonus that is earned by the Senior Management Team or the Executive Management Team under the above bonus plan. The maximum amount of the Discretionary Bonus shall be 25% of the receiving employee's 2014 base salary. The threshold to earn the Discretionary Bonus and the amount thereof for each member of the Senior Management Team shall be determined by the President and CEO in his discretion taking into account subjective factors like intra-bank referrals, training of employees, attitude, team spirit and overall contribution to the Bank. The Compensation Committee shall review the Discretionary Bonus awards within a reasonable time and will make whatever comments or suggestions, if any, that it deems advisable.

All bonuses under this plan shall be determined as soon as practicable after December 31, 2014 and paid promptly after the First Internet Bancorp releases its earnings statement for 2014.

If the December 31, 2014 preliminary data shows that conditions (1) and (3) above will be met, the CEO is authorized to make a partial payment of the Discretionary Bonus, if any, payable with the first pay check in 2015, in an amount not to exceed the income tax liability of the member of the Senior Management Team that will be due on any equity awards made in 2014 that are taxable income in 2014.

If, after the payment of any bonus under this plan, other than the Discretionary Bonus, the Bank restates its financial statements for the year ending December 31, 2014, then the Compensation Committee of First Internet Bancorp shall determine the amount of bonuses that should have been paid based on the restated financial statement (the "Restated Bonus Amount"). If the Restated Bonus Amount is greater than the bonuses that were paid, then the Bank will pay such difference (the "Make-Up Amount") within 30 days after the determination of the Make-Up Amount regardless of whether the employee is still employed with the Bank at such time. If the Restated Bonus Amount is less than the bonuses that were paid, then the employee (or his or her designated beneficiary or estate) shall repay such difference (the "Overpayment Amount") to the Bank within 30 days after the Bank provides notice of repayment, which will specify the Overpayment Amount. The obligation to repay the Bank the Overpayment Amount shall apply regardless of whether the employee is then currently employed with the Bank. The employees selected to participate in the 2014 Senior Management Bonus Plan shall, as a condition of such participation, execute an "Employee Acknowledgment Concerning Participation in 2014 Senior Management Bonus Plan" in the form prepared by the Bank.

Except in the case of death or termination due to disability, in order to be eligible to receive any payment under the 2014 Senior Management Bonus Plan, the employee must be employed with the Bank during all of 2014 and at the time the bonuses or Discretionary Bonus under the 2014 Senior Management Bonus Plan are paid. In the event of death or termination due to disability during 2014 or in 2015 but before the payment date, a pro-rata portion of the bonus amount shall be paid to the employee or his or her beneficiary designated in writing and filed with the Bank. The pro-rata amount due shall be determined by a fraction, the numerator being the number of days of full time employment by the bank in 2014 and the denominator being 365. In the absence of a designated beneficiary, the bonus shall be paid to the estate of a deceased employee.

The Compensation Committee, in its sole and absolute discretion, shall determine (a) whether the financial metrics on which the bonuses to be determined by it are based, have been achieved, (b) the amount of any applicable bonuses based on the achievement of such metrics, and (c) the date on which any bonus is to be paid, except the portion of the Discretionary Bonus, if any, that is paid with the first paycheck of 2015 as permitted herein.

The Compensation Committee, in its sole and absolute discretion, has the right to amend, modify or discontinue the 2014 Senior Management Bonus Plan at any time.

Attachment 1

I.	Executive Management Team:

David Becker
Kay Whitaker
Charles Perfetti

II.	Senior Management Team:

Kevin Quinn
Connie Shepard
Michael Lewis
Nicole Lorch
Edward Roebuck